Exhibit 99.1

TSX: GSC; NYSE Amex: GSS	NEWS RELEASE	WWW.GSR.COM

Golden Star Appoints Two New Directors

DENVER, COLORADO, Feb 03, 2010 (MARKETWIRE via COMTEX) — Golden Star Resources Ltd. (TSX: GSC)(NYSE Amex: GSS)(GSE: GSR) announced today that Mr. Robert E. Doyle and Mr. Christopher M.T. Thompson have joined the Board of Directors effective immediately.

Mr. Doyle has more than 30 years experience in all facets of international resource exploration, development and production with companies including Falconbridge Limited, Lac Minerals Ltd., Bolivar Gold Corp., and most recently Medoro Resources Ltd. of which he is a founder and director. He is a chartered accountant and has served as the chief financial officer of a number of public companies.

Mr. Thompson has 40 years of experience in international mining including positions held with Anglo American Corporation; investment banking institutions; Chairman of the World Gold Council and Chairman and Chief Executive Officer of Goldfields Limited. Mr. Thompson’s current directorships include Teck Resources Limited and Ram Power, Corp.

Tom Mair, President and CEO stated, “We are very fortunate to have added strength to the Board with two individuals having the experience, stature and reputation in the mining industry that Rob Doyle and Chris Thompson each have. They can be expected to make a significant contribution to Golden Star’s future. On behalf of management, the Board and the stockholders, we welcome them as directors.”

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 257 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for 2008 and the quarterly reports on Form 10-Q filed in 2009.

Contacts:

Golden Star Resources Ltd.

Bruce Higson-Smith

Vice President Corporate Development

+1-800-553-8436

Golden Star Resources Ltd.

Anne Hite

Investor Relations Manager

+1-800-553-8436

SOURCE: GOLDEN STAR RESOURCES LTD.